UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 11, 2005
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-2609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Market, Spear Tower, Suite 2400, San Francisco, CA		94105
(Address of principal executive offices)		(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Pacific Gas and Electric Company’s 2006 Cost of Capital Application

          On May 9, 2005, Pacific Gas and Electric Company (Utility), a subsidiary of PG&E Corporation, filed a cost of capital application with the California Public Utilities Commission (CPUC) to determine the Utility's authorized capital structure and the authorized rate of return that the Utility may earn on its electricity and natural gas distribution and electricity generation rate base for test year 2006.  In the cost of capital proceeding, the CPUC (1) establishes the proportions of common equity, preferred equity, and debt that will comprise the Utility's total authorized capital structure for a specific year, and (2) establishes the rate of return that the Utility is authorized to earn on the common equity, preferred equity, and debt components of its capital structure.

          The Utility has requested an authorized return on equity (ROE) of 11.50% for its gas and electric distribution operations and its electric generation operations, as compared to the currently authorized ROE of 11.22%.  The Utility has requested a cost of debt of 6.05% (a slight decrease from the currently authorized 6.10%) and a cost of preferred stock of 5.87% (reduced from the currently authorized level of 6.42%).  The Utility has requested that the equity component of its authorized capital structure for 2006 remain at 52.0%, that the long-term debt component be increased to 46.0%, and that the preferred equity component be reduced to 2.0%.  The recommended capital structure and associated rate of return for each component would result in an overall rate of return of 8.88% for 2006, an increase from the currently authorized rate of return of 8.77%.  The following table compares the currently authorized amounts with the requested amounts:

	2005 Authorized			2006 Requested
	Cost	Capital Structure	Weighted Cost	Cost	Capital Structure	Weighted Cost
Long‑term debt.........................................................	6.10%	45.5%	2.78%	6.05%	46.0%	2.78%
Preferred stock...........................................................	6.42%	2.5%	0.16%	5.87%	2.0%	0.12%
Common equity...........................................................	11.22%	52.0%	5.83%	11.50%	52.0%	5.98%
Return on rate base......................................................			8.77%			8.88%

          Under the December 2003 settlement agreement entered into among the Utility, PG&E Corporation, and the CPUC to resolve the Utility’s Chapter 11 case, the Utility is entitled to earn a ROE of at least 11.22% on an authorized 52.0% equity ratio until the Utility’s long-term issuer credit ratings are at least A- from Standard & Poor’s (S&P) or A3 from Moody’s Investors Service (Moody’s).  The Utility’s corporate credit ratings are currently BBB from S&P and Baa1 from Moody's.

          The Utility’s proposed cost of capital would cause its cost of capital revenue requirement for 2006 to increase by approximately $17.8 million, or 0.2%, over currently authorized revenue requirements for electric distribution and generation operations and approximately $4 million, or 0.1%, over currently authorized revenue requirements for gas distribution operations, based on currently authorized rate base.

          The Utility did not include a request for a 2006 rate of return for its electric network transmission operations in this application to the CPUC because the Federal Energy Regulatory Commission regulates electric transmission rates.  Also, the Utility did not include a request for a 2006 rate of return for its gas transmission and storage operations because the CPUC previously set revenue requirements for the Utility’s gas transmission and storage assets until 2007 in a separate proceeding.

          The Utility has proposed that any changes to its electric and gas revenue requirements resulting from adjustments to its authorized 2006 test year cost of capital be effective January 1, 2006.  The Utility has proposed a procedural schedule for its cost of capital application that contemplates that hearings would begin September 12, 2005, and that the assigned administrative law judge would issue a proposed decision by November 18, 2005, and a final decision by the end of the year.

PG&E Corporation and the Utility are unable to predict the outcome of the proceeding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	CHRISTOPHER P. JOHNS
Christopher P. Johns Senior Vice President, Chief Financial Officer and Controller
PACIFIC GAS AND ELECTRIC COMPANY

By:	DINYAR B. MISTRY
Dinyar B. Mistry Vice President and Controller

Dated:  May 11, 2005